Exhibit 99.1

Contact Information:
Dan Hamilton
Director of Corporate Communications
Alternate Energy Holdings, Inc.
Tel: (208) 939-9311
Email: dan@aehipower.com

AEHI Signs Contract to Begin Federal License Application Process For Payette, Idaho Nuclear Site

BOISE, IDAHO – August 10, 2011:  Alternate Energy Holdings, Inc. (OTC:AEHI.PK; www.aehipower.com) announced today that the company signed a contract with Enercon Services, Inc. (ENERCON), one of the nation’s premiere nuclear plant engineering firms, to prepare the combined Construction and Operating and License Application (COLA) for submittal to the U.S. Nuclear Regulatory Commission for AEHI's Payette County, Idaho nuclear site.

“It is a tremendous pleasure to bring ENERCON into this process.  They are a highly-regarded firm that handles a large percentage of applications for new nuclear power plants across the globe.  This is a company that knows the process and can ensure it is followed through correctly.  It means that we are in good hands as we move into the federal arena,” said Don Gillispie, AEHI CEO.

ENERCON’s data collection and analysis process is a lengthy one.  It will take the better part of a year, during which the company will collect a variety of geological, meteorological, hydrologic, and ecology related data on the proposed site.  Upon completion, the information will be included in the federal application with the Nuclear Regulatory Commission.

The site in Payette County received its last approval on June 20th, when Payette County Commissioners in Idaho granted AEHI a unanimous rezone approval, which officially changes a 500 acre site in rural Idaho from agricultural to industrial, prior to building the proposed nuclear power plant.

About Enercon Services, Inc. (http://www.enercon.com) -- ENERCON is an industry leader in the resurgence of nuclear power plants in the United States and is in the forefront of developing the licensing, engineering, and environmental aspects of the next generation of power plants. ENERCON was selected to submit the lead license applications for the nuclear industry using the new 10CFR Part 52 Combined Operating License Application Process. ENERCON has been an industry leader in developing the approach and methods for implementing the new licensing process and is currently engaged in several new nuclear plant siting studies and licensing applications.

About Alternate Energy Holdings, Inc. (http://www.aehipower.com) -- Alternate Energy Holdings develops and markets innovative carbon-free energy sources. The company is the nation's only publicly traded independent nuclear power plant developer seeking to build new power plants in multiple  states; Idaho Energy Complex is the lead project. Other business units include Energy Neutral(R), which reduces energy demands for homes and businesses using primarily renewables (http://www.energyneutralinc.com) and Green World Water(TM), which assists developing countries with nuclear reactors for production of potable water, power generation and other suitable applications (http://www.greenworld-h2o.com).

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Alternative Energy Holdings’, intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Risks include possible delays of the COLA process, denial of COLA application and insufficient capital to pay costs and expenses incurred during the COLA. You should also carefully review the reports that we file with the SEC. We assume no obligation, and do not intend, to update these forward-looking statements, except as required by law.